                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549



                                  FORM 8-K/A

                                CURRENT REPORT
                                Amendment No. 1

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        August 21, 2001 (July 10, 2001)
               Date of Report (Date of earliest event reported)



                         INTERPORE INTERNATIONAL, INC.

            (Exact name of registrant as specified in its charter)


            Delaware                0-22958                   95-3043318
 (State or other Jurisdiction (Commission File Number)       (IRS Employer
       of Incorporation)                                Identification Number)

        181 Technology Drive                                     92618
        Irvine, California                                     (Zip Code)
(Address of principal executive offices)

                                (949) 453-3200
             (Registrant's telephone number, including area code)

                                      N/A
         (Former Name or Former Address, if Changed Since Last Report)

     This amendment to the Current Report on Form 8-K originally filed on July 24, 2001, is being filed in order to include the historical financial statements of American OsteoMedix Corporation ("AOM") and the unaudited pro forma financial information listed below.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial statements of business acquired.

         The following financial statements of AOM are included in this report:

         Audited balance sheets of AOM as of December 31, 2000 and 1999, and the statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000.

         Unaudited condensed balance sheet as of June 30, 2001 and the unaudited condensed statements of operations and cash flows for the six months ended June 30, 2001 and 2000.

(b)      Pro forma financial information.

         The following unaudited pro forma condensed financial information is being filed herewith:

         Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30,
         2001

         Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2001 and the year ended December 31, 2000

Item 7 (a).  Financial Statements of Business Acquired



                        Report of Independent Auditors

Board of Directors
American OsteoMedix Corporation

We have audited the accompanying balance sheets of American OsteoMedix Corporation as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American OsteoMedix Corporation at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.


                                                  /s/ Ernst & Young LLP


March 14, 2001, except for
Note 9, as to which the date is May 31, 2001

                        American OsteoMedix Corporation
                                Balance Sheets

                                                                                   December 31
                                                                            2000                1999
                                                                         ------------------------------
Assets
Current assets:
 Cash                                                                     $  650,531            $12,762
 Accounts receivable                                                         337,878             20,550
 Inventories                                                                 644,246             34,265
 Prepaid expenses and other current assets                                    40,039                  -
                                                                         ------------------------------
Total current assets                                                       1,672,694             67,577

Property and equipment, net                                                  105,603              9,962
                                                                         ------------------------------
Total assets                                                              $1,778,297            $77,539
                                                                         ==============================
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                                         $  394,280            $13,708
 Accrued wages, commissions and related liabilities                          319,128             19,841
 Deferred revenue                                                             45,000                  -
 Other liabilities                                                           175,258              7,366
                                                                         ------------------------------
Total current liabilities                                                    933,666             40,915

Deferred tax liability                                                             -              2,800

Stockholders' equity:
 Common stock, $.01 par value; 15,000,000 shares and 10,000,000 shares authorized at December 31, 2000 and 1999, respectively;
  5,728,500 and 4,206,000 shares issued and outstanding at
  December 31, 2000 and 1999, respectively                                    57,285             42,060
 Additional paid-in capital                                                1,796,867                  -
 Deferred compensation                                                      (106,732)                 -
 Accumulated deficit                                                        (902,789)            (8,236)
                                                                         ------------------------------
Total stockholders' equity                                                   844,631             33,824
                                                                         ------------------------------
Total liabilities and stockholders' equity                                $1,778,297            $77,539
                                                                         ==============================

See accompanying notes.

                        American OsteoMedix Corporation
                           Statements of Operations


                                             Year ended December 31
                                           2000                  1999
                                        --------------------------------
     Revenues                            $1,180,791             $260,560

     Costs of goods sold                    329,893               33,968
                                        --------------------------------

     Gross profit                           850,898              226,592
                                        --------------------------------

     Operating expenses                   1,762,981              182,802
                                        --------------------------------

     Income (loss) from operations         (912,083)              43,790

     Interest income, net                    10,394                    -
                                        --------------------------------

     Income (loss) before income taxes     (901,689)              43,790

     Income tax benefit (expense)             7,136              (10,166)
                                        --------------------------------

     Net income (loss)                   $ (894,553)            $ 33,624
                                        ================================



     See accompanying notes.

                        American OsteoMedix Corporation
                      Statements of Stockholders' Equity


                                        Common Stock      Additional                                    Total
                                                            Paid-in      Deferred     Accumulated   Stockholders'
                                      Shares     Amount     Capital    Compensation     Deficit         Equity
                                   ------------------------------------------------------------------------------
Balance at December 31, 1998         4,206,000   $42,060   $        -   $         -    $  (41,860)     $      200

 Net income                                  -         -            -             -        33,624          33,624
                                   ------------------------------------------------------------------------------
Balance at December 31, 1999         4,206,000    42,060            -             -        (8,236)         33,824

 Exercise of stock options             600,000     6,000        6,000             -             -          12,000
 Issuance of common stock              867,500     8,675    1,672,117             -             -       1,680,792
 Restricted stock grant                 55,000       550      109,450      (110,000)            -               -
 Issuance of stock options                   -         -        9,300        (9,300)            -               -
 Amortization of deferred
  compensation                               -         -            -        12,568             -          12,568
 Net loss                                    -         -            -             -      (894,553)       (894,553)
                                   ------------------------------------------------------------------------------
Balance at December 31, 2000         5,728,500   $57,285   $1,796,867   $  (106,732)   $ (902,789)     $  844,631
                                   ==============================================================================

See accompanying notes.

                        American OsteoMedix Corporation
                            Statements of Cash Flows


                                                             Year ended December 31
                                                             2000              1999
                                                          ----------------------------
Operating activities
Net income (loss)                                         $ (894,553)         $ 33,624
Adjustments to reconcile net income (loss) to net
 cash provided (used) in operating activities
  Depreciation                                                 8,782               602
  Amortization of deferred stock compensation                 12,568                 -
  Changes in operating assets and liabilities:
   Accounts receivable                                      (317,328)          (20,550)
   Inventories                                              (609,981)          (34,265)
   Prepaid expenses and other                                (40,039)                -
   Accounts payable                                          380,572            13,708
   Accrued wages, commissions and related
    liabilities                                              299,287            19,841
   Deferred revenue                                           45,000
   Deferred income taxes                                      (2,800)            2,800
   Other liabilities                                         167,892             7,366
                                                          ----------------------------
Net cash provided by (used in) operating activities         (950,600)           23,126

Investing activities
Purchases of property and equipment                         (104,423)          (10,564)
                                                          ----------------------------
Net cash used in investing activities                       (104,423)          (10,564)

Financing activities
Exercise of stock options                                     12,000                 -
Issuance of common stock                                   1,680,792               200
                                                          ----------------------------
Net cash provided by financing activities                  1,692,792               200
                                                          ----------------------------


Net increase in cash                                         637,769            12,762
Cash at beginning of period                                   12,762                 -
                                                          ----------------------------
Cash at end of period                                     $  650,531          $ 12,762
                                                          ============================

Supplemental information:

Cash paid for income taxes                                $   14,734          $      -
Cash paid for interest                                         3,712                 -

See accompanying notes.

                        American OsteoMedix Corporation
                         Notes to Financial Statements

1.  Organization

American OsteoMedix Corporation (the Company), was incorporated in December 1998 under the laws and provisions of the state of Virginia. The Company was incorporated with the objective of engaging in the design, manufacture and worldwide sale of new proprietary products for the minimally invasive spine surgery market.

2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis using a useful life of three to seven years. Maintenance and repairs are charged to expense as incurred.

Income Taxes

The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Inventories

Inventories consist of raw materials, work-in-progress and finished goods that are stated at the lower of cost (determined on an average-cost basis which approximates the first-in, first-out basis) or market.

Revenue Recognition

The Company recognizes revenue from the sale of its products when the products are shipped to its customers unless a consignment arrangement exists. Revenue from consignment distributors is recognized based on notification from the distributor that the customer has received the product for use. Deferred revenue represents amounts received on contracts but not yet earned.

                        American OsteoMedix Corporation
                         Notes to Financial Statements

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with SFAS No. 123 and EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services.

Fair Value of Financial Instruments

The fair value of the Company's cash, accounts receivable, accounts payable and accrued liabilities have approximated their carrying amounts due to the relatively short maturity of these items.

Concentration of Credit Risk

Accounts receivable as of December 31, 2000 consist of the following:


Billed receivables                                $339,639
Less:  Provision for doubtful accounts              (1,761)
                                           ---------------
                                                  $337,878
                                           ===============

Net accounts receivable balances for the Company's three largest customers with balances outstanding for the year ended December 31, 2000 account for 18% of total billed accounts receivable (6% each).

Reclassification

Certain reclassifications have been made to prior year's information to conform with the current year.

                        American OsteoMedix Corporation
                         Notes to Financial Statements

3.  Property and Equipment

Property and equipment, at cost, consist of the following:

                                                 December 31
                                               2000       1999
                                           ----------------------
Computer hardware                          $  46,361      $     -
Equipment                                     64,671       10,564
Furniture and fixtures                         3,955            -
                                           ----------------------

Total property and equipment, cost           114,987       10,564
Less accumulated depreciation                 (9,384)        (602)
                                           ----------------------
Property and equipment, net                $ 105,603      $ 9,962
                                           ======================

4.  Income Taxes

The Company accounts for income taxes under FASB Statement No. 109 Accounting for Income Taxes (SFAS 109). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

For the years ended December 31, 2000 and 1999, the Company had differences in reporting revenues for financial statement purposes and income tax purposes. The provision for (benefit from) income taxes consists of:

                                           Year ended December 31
                                           2000              1999
                                           ----------------------

 Current                                   $  (7,136)     $ 7,366
 Deferred                                   (304,720)       2,800
 Valuation allowance                         304,720            -
                                           ----------------------
 Provision (benefit) from income taxes     $  (7,136)     $10,166
                                           ======================

                        American OsteoMedix Corporation
                         Notes to Financial Statements

The provision for (benefit from) income taxes can be reconciled to the income tax that would result from applying the statutory rate to the net income (loss) before income taxes as follows:

                                                                        Year ended
                                                                     December 31, 2000
                                                        -----------------------------------------
Tax benefit at statutory rate                                  $    (294,003)               32.60 %
Nondeductible expenses for income tax purposes                        22,383                (2.50)%
Increase in valuation allowance                                      297,584               (33.00)%
State taxes                                                          (33,100)                3.70 %
                                                        -----------------------------------------
Benefit from income taxes                                      $      (7,136)                0.80 %
                                                        =========================================

The Company's net deferred tax assets consist of the following:

                                                                        December 31
                                                                 2000                 1999
                                                        -----------------------------------------
Deferred tax assets:
 Net operating loss carryforwards                              $     288,333   $                -
 Non-qualified stock options                                           3,398                    -
 Deferred revenue                                                     17,082                    -
 Organizational costs                                                    379                  505
 Contribution carryforward                                               190                    -
Deferred tax liabilities
 Depreciation                                                         (4,662)              (3,305)
Valuation allowance                                                 (297,584)                   -
                                                        -----------------------------------------
 Net deferred tax assets (liabilities)                         $       7,136              $(2,800)
                                                        =========================================

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported, if based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $297,584 valuation allowance at December 31, 2000 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. There was no valuation allowance reported for December 31, 1999. At December 31, 2000, the Company has available net operating loss carryforwards of approximately $759,000 that will begin to expire in the year 2020, if unused.

                        American OsteoMedix Corporation
                         Notes to Financial Statements

5.  Related Party Transactions

On October 2, 2000, the Company issued a $20,000 interest-free note receivable to an employee. The note should be paid in full on December 31, 2001 or prepaid, at any time, in whole or in part, without penalty. Imputed interest on this note is not significant to the operating results of the Company for the year ended December 31, 2000.

The Company entered into an agreement effective April 1, 2000, with a distributing company that is owned by a member of management. The contract with the distributing company conforms to the terms of the contracts for other similar agents, During the year ended December 31, 2001, the distributing company sold approximately $366,925 of product to various hospitals and earned commissions of approximately $41,400.

During fiscal years 1999 and 2000 and until September of 2000 when their principals became employees and members of management, the Company had in effect agreements with consulting companies owned by members of management. These companies provided consulting services in engineering, financial and strategic planning, and sold products and certain prototyping materials to the Company. During the years ended December 31, 2000 and 1999, the Company paid these consulting companies $64,000 and $90,000, respectively.

During 2000, the Company borrowed $160,000 from certain members of management under provisions of secured notes. These notes were converted into 80,000 shares of the Company's common stock under the terms of the Company's private placement of equity, which closed in September of 2000.

As of December 31, 2000, the Company owed its officers back pay of $227,000 for work performed during 2000. In February 2001, $181,600 of this debt was paid by the issuance of 40,800 shares of the Company's common stock and the remainder was issued as cash compensation.

6.  Commitments

The Company leases office facilities under an operating lease agreement. Rent expense for the year ended December 31, 2000 was approximately $32,000. The lease expires in 2004 and the remaining minimum rental payments at December 31, 2000 are as follows:

                     2001              $ 63,481
                     2002                64,896
                     2003                64,896
                     2004                10,816
                                       --------
                    Total              $204,089
                                       ========

                        American OsteoMedix Corporation
                         Notes to Financial Statements

7.  Stockholders' Equity

Common Stock

Common Stock holders are entitled to one vote per share in all matters voted upon by the stockholders and have no right to cumulate votes in the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, when as and if declared by the Board of Directors out of funds legally available therefore. Upon liquidation, dissolution or winding up the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no sinking fund provisions applicable to the Common Stock.

In September of 2000, the Company sold 867,500 shares of its $0.01 par value Common Stock at $2 per share through a Private Placement Memorandum, to qualified investors for proceeds of approximately $1.7 million. In connection with this offering, the holders of these shares of Common Stock will have antidilution protection for a period of three years.

The Company granted 55,000 shares of Common Stock to a key executive, which vests over five years with one-fifth vesting each July 1. At the time of issuance, the Company recorded deferred stock compensation of $110,000 and has recognized an expense of approximately $7,300 for the year ended December 31, 2000.

Stock Options

On December 1, 2000, the Company adopted the American OsteoMedix (AOM) Corporation Stock Incentive Plan (the 2000 Plan) to provide for the granting of stock awards, such as stock options, restricted common stock and stock appreciation rights to employees. The Company has reserved 400,000 shares of common stock under the 2000 Plan.

The Board of Directors determines who will receive options under the 2000 Plan and determines the vesting period, which is generally five years. Options may have a maximum term of no more then ten years. The exercise price of options granted under the 2000 Plan must be at least equal to the fair market value of the common stock on the date of grant.

The Company has also issued nonqualified stock options. As of December 31, 2000, such nonqualified options represented 165,000 of the total of 196,500 options outstanding.

                        American OsteoMedix Corporation
                         Notes to Financial Statements


Additional information with respect to stock option activity is summarized as follows:


                                             December 31, 2000              December 31, 1999
                                        -----------------------------------------------------------
                                                           Weighted-                    Weighted-
                                                            Average                      Average
                                             Shares        Exercise        Shares       Exercise
                                                             Price                        Price

                                        -----------------------------------------------------------

Options granted                                  46,500          $2.00        750,000       $  .02

Options exercised                               600,000            .02                           -

Options canceled or expired                           -              -              -            -
                                        ---------------                --------------
Outstanding at end of year                      196,500            .49        750,000          .02
                                        ===============                ==============
Options exercisable at end of year              159,300            .14        600,000          .02
                                        ===============                ==============

The options outstanding at December 31, 2000 have a weighted average option price of $0.49 per share and have a weighted average remaining contractual life of 3.3 years.

If compensation cost for the Company's stock option plan had been determined based upon the fair market value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 123, the Company's net loss for the year ended December 31, 2000 would have been approximately $895,000. The weighted average fair value of the options granted in 2000 was $0.01 as of the date of grant. The minimum value option pricing model was used to determine the fair market value with the following assumptions: dividend yield of 0%, risk-free interest rate of 6%, and expected life of five years.

The effect of applying SFAS 123 on 2000 and 1999 net income (loss), as stated above, is not necessarily representative of the effects on reported net income for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

During 2000, the Company granted options to consultants to purchase a total of 15,000 shares of common stock at an exercise price of $2.00 per share in exchange for services received, with various expiration dates. Vesting occurs every December over the remaining 5 years of the agreement. At the time of issuance, the Company recorded deferred stock compensation of $7,800 and has recognized an expense of $5,268 for the year ended December 31, 2000. Under variable plan accounting, the value of the unvested options will be re-measured and recognized in income at each reporting date until vesting occurs.

                        American OsteoMedix Corporation
                         Notes to Financial Statements

8.  Contingent Liabilities

The manufacturing and marketing of medical products necessarily entails an inherent risk of product liability claims. The Company currently has a product liability claim pending for which no provision has been made in the Company's financial statements. Management believes that resolution of this claim will not have a materially adverse effect on the Company's business, financial condition or results of operations. The Company has not experienced any losses due to product liability claims and management believes that the Company currently maintains adequate liability insurance coverage.

9.  Subsequent Events

Subsequent to December 31, 2000, the Company entered into a Note Purchase Agreement providing for up to two convertible notes in the aggregate amount of $1,000,000 to be issued by the Company to Interpore International, Inc. ("Interpore"). The Company, upon entering into the agreement, issued an initial note in the amount of $500,000. The obligation of Interpore to purchase the second note is contingent upon, among other things, the successful completion of due diligence precedent to the completion of negotiations concerning the potential acquisition of the Company by Interpore. Under the terms of the Note Purchase Agreement, principal and interest under the Note will be paid to Interpore on May 20, 2006, or before at the option of the Company. The Note bears interest at 7.5% compounded monthly. Beginning on July 15, 2001, the principal and interest due under the Note shall become automatically convertible into the securities issued by the Company in the next sale by the Company of Debt or Equity securities in a qualified arm's length transaction.

On May 31, 2001, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Interpore. The Merger Agreement provides for the Company to be merged into a subsidiary of Interpore. Under the terms of this Merger Agreement, if consummated, the shareholders of the Company will receive a variable price consisting of approximately $8,000,000 of cash, approximately 2,400,000 shares of Interpore stock, and contingent consideration based on future revenues. The amount of cash and the shares of stock are subject to variation based upon the expenses of the transaction and the market price of Interpore stock. The principal and interest due under the Notes shall be reduced immediately prior to closing by cash remaining on the balance sheet of the Company and any remaining principal shall be applied as a reduction of the purchase price.

The closing of the Merger Agreement is contingent upon, among other things, the approval of a majority of the Company's shareholders, and the receipt from counsel of an opinion in acceptable form that the merger will qualify under section 368a of the Internal Revenue Code.

                        American OsteoMedix Corporation
                                 Balance Sheets


                                                                                    December 31,           June 30,
                                                                                       2000                  2001
                                                                                 ----------------      ---------------
                                                                                                         (unaudited)
Assets
Current assets:
  Cash  .....................................................................    $        650,531      $       707,029
  Accounts receivable  ......................................................             337,878              445,734
  Inventories  ..............................................................             644,246              580,042
  Prepaid expenses and other current assets  ................................              40,039               24,117
                                                                                 ----------------      ---------------
Total current assets  .......................................................           1,672,694            1,756,922
Property and equipment, net  ................................................             105,603              106,438
                                                                                 ----------------      ---------------
Total assets  ...............................................................    $      1,778,297      $     1,863,360
                                                                                 ================      ===============

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable  .........................................................    $        394,280      $       315,879
  Accrued wages, commissions and related liabilities  .......................             319,128              105,453
  Deferred revenue  .........................................................              45,000               39,167
  Other liabilities  ........................................................             175,258              578,275
                                                                                 ----------------      ---------------
Total current liabilities  ..................................................             933,666            1,038,774
                                                                                 ----------------      ---------------

Stockholders' equity:
   Common stock, $.01 par value; 15,000,000 shares authorized at December
    31, 2000 and June 30, 2001; 5,728,500 and 5,841,800 shares issued and
    outstanding at December 31, 2000 and June 30, 2001, respectively.........              57,285               58,418
   Additional paid-in-capital  ..............................................           1,796,867            2,022,334
   Deferred compensation.....................................................            (106,732)            (104,416)
   Accumulated deficit  .....................................................            (902,789)          (1,151,750)
                                                                                 ----------------      ---------------
Total stockholders' equity  .................................................             844,631              824,586
                                                                                 ----------------      ---------------
Total liabilities and stockholders' equity  .................................    $      1,778,297      $     1,863,360
                                                                                 ================      ===============

See accompanying notes.

                        American OsteoMedix Corporation
                            Statements of Operations
                                  (unaudited)


                                                 Six months ended June 30,
                                           -----------------------------------
                                              2000                     2001
                                           ----------               ----------

     Revenues                              $  487,608               $1,614,263

     Cost of goods sold                       119,852                  342,319
                                           ----------               ----------

     Gross profit                             367,756                1,271,944
                                           ----------               ----------

     Operating expenses                       485,479                1,524,614
                                           ----------               ----------

     Loss from operations                    (117,723)                (252,670)

     Interest income, net                           -                    3,709
                                           ----------               ----------

     Loss before income taxes                (117,723)                (248,961)

     Income tax benefit                        48,036                        -
                                           ----------               ----------

     Net loss                              $  (69,687)              $ (248,961)
                                           ==========               ==========


See accompanying notes.

                        American OsteoMedix Corporation
                            Statements of Cash Flows
                                  (unaudited)

                                                                                        Six months ended June 30,
                                                                                   ----------------------------------
                                                                                      2000                     2001
                                                                                   ---------                ---------
Operating activities
Net loss                                                                           $ (69,687)               $(248,961)
Adjustments to reconcile net loss to net cash
  provided (used) by operating activities:
     Depreciation                                                                      1,651                   14,587
     Amortization of deferred stock compensation                                           -                    2,316
     Changes in operating assets and liabilities:
       Accounts receivable                                                           (29,975)                (107,856)
       Inventories                                                                  (110,225)                  64,204
       Prepaid expenses and other                                                    (99,176)                  15,922
       Accounts payable                                                              160,571                  (78,401)
       Accrued wages, commissions and related liabilities                            105,159                 (213,675)
       Deferred revenue                                                                    -                   (5,833)
       Deferred income taxes                                                               -                        -
       Other liabilities                                                              68,094                  (96,983)
                                                                                   ---------                ---------
Net cash provided by (used in) operating activities                                   26,412                 (654,680)
                                                                                   ---------                ---------
Investing activities
Purchases of property and equipment                                                  (16,556)                 (15,422)
                                                                                   ---------                ---------
Net cash used in investing activities                                                (16,556)                 (15,422)
                                                                                   ---------                ---------

Financing activities
Exercise of stock options                                                             12,000                   45,000
Issuance of common stock                                                                   -                  181,600
Issuance of note payable to Interpore International, Inc.                                  -                  500,000
                                                                                   ---------                ---------
Net cash provided by financing activities                                             12,000                  726,600
                                                                                   ---------                ---------

Net increase in cash                                                                  21,856                   56,498
Cash at beginning of period                                                           12,762                  650,531
                                                                                   ---------                ---------
Cash at end of period                                                              $  34,618                $ 707,029
                                                                                   =========                =========

See accompanying notes.

                        American OsteoMedix Corporation
                    Notes to Unaudited Financial Statements
                                 June 30, 2001
                                  (unaudited)


1. Organization and Description of Business

     American OsteoMedix Corporation was incorporated in December 1998 under the laws and provisions of the state of Virginia. AOM was incorporated with the objective of engaging in the design, manufacture and worldwide sale of new proprietary products for the minimally invasive spine surgery market.

2. Note Payable

     Other liabilities includes a $500,000 note payable to Interpore International, Inc. This note was paid in full prior to the July 10, 2001 closing of the acquisition of American OsteoMedix Corporation by Interpore International.

Item 7 (b).   Pro Forma Financial Information



                         Interpore International, Inc.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                                 June 30, 2001
                                 (in thousands)

                                                                                      Pro forma         Pro forma
                                                     Interpore         AOM           adjustments        adjusted
                                                    -----------     -----------     -------------      ----------
Assets
Current assets:
  Cash and cash equivalents........................ $    16,260     $       707     $      (8,368) (a) $    8,599
  Accounts receivable, net.........................      10,395             446                            10,841
  Inventories......................................      13,277             580                            13,857
  Prepaid expenses and other current assets........       4,664              24              (500) (c)      4,188
                                                    -----------     -----------     -------------      ----------
Total current assets...............................      44,596           1,757            (8,868)         37,485
Property, plant and equipment, net.................       1,562             106                             1,668
Deferred income taxes..............................       1,598               -                             1,598
Goodwill and intangible assets, net................       2,098               -            19,832  (b)     21,930
Other assets.......................................          71               -                                71
                                                    -----------     -----------     -------------      ----------
Total assets....................................... $    49,925     $     1,863     $      10,964      $   62,752
                                                    ===========     ===========     =============      ==========

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable................................. $     1,751     $       316     $                  $    2,067
  Accrued compensation and related expense.........       1,538             106                             1,644
  Accrued royalties................................         423               -                               423
  Deferred revenue.................................           -              39                                39
  Income taxes payable.............................       1,043               -                             1,043
  Other accrued liabilities........................       1,035             578              (500) (c)      1,113
                                                    -----------     -----------     -------------      ----------
Total current liabilities..........................       5,790           1,039              (500)          6,329
                                                    -----------     -----------     -------------      ----------

Stockholders' equity:
  Common stock.....................................         150              58                24  (a)
                                                                                              (58) (b)        174
  Additional paid-in-capital.......................      49,971           2,022            12,264  (a)
                                                                                           (2,022) (b)     62,235
  Deferred compensation............................           -            (104)              104  (b)          -
  Accumulated deficit..............................      (2,877)         (1,152)            1,152  (b)     (2,877)
  Treasury stock, at cost..........................      (3,109)              -                            (3,109)
                                                    -----------     -----------     -------------      ----------
Total stockholders' equity.........................      44,135             824            11,464          56,423
                                                    -----------     -----------     -------------      ----------
Total liabilities and stockholders' equity......... $    49,925     $     1,863     $      10,964      $   62,752
                                                    ===========     ===========     =============      ==========

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

                         Interpore International, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                         Six Months ended June 30, 2001
                     (in thousands, except per share data)

                                                                                        Pro forma          Pro forma
                                                  Interpore            AOM             adjustments          adjusted
                                                -------------      -------------      -------------      -------------
Net sales...................................... $      24,297      $       1,614      $           -      $     $25,911
Cost of goods sold.............................         7,085                342                                 7,427
                                                -------------      -------------      -------------      -------------
Gross profit...................................        17,212              1,272                                18,484
                                                -------------      -------------      -------------      -------------

Operating expenses.............................        14,187              1,525                661  (d)        16,373
                                                -------------      -------------      -------------      -------------

Income (loss) from operations..................         3,025               (253)              (661)             2,111

Total interest and other income, net...........           608                  4               (151) (e)           461
                                                -------------      -------------      -------------      -------------


Income (loss) before taxes.....................         3,633               (249)              (812)             2,572
Income tax provision (benefit).................         1,399                  -                (58) (e)         1,341
                                                -------------      -------------      -------------      -------------
Net income (loss).............................. $       2,234      $        (249)     $        (754)     $       1,231
                                                =============      =============      =============      =============

Net income per share:
  Basic........................................ $         .15                                            $         .07
  Diluted...................................... $         .15                                            $         .07

Shares used in computing earnings per share:
  Basic........................................        14,426                                                   16,826
  Diluted......................................        14,629                                                   17,029

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

                         Interpore International, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                          Year ended December 31, 2000
                     (in thousands, except per share data)

                                                                                        Pro forma           Pro forma
                                                  Interpore             AOM            adjustments          adjusted
                                                -------------      -------------      -------------      -------------
Net sales  ..................................   $      44,319      $       1,181      $           -      $      45,500
Cost of goods sold  .........................          13,460                330                                13,790
                                                -------------      -------------      -------------      -------------
Gross profit  ...............................          30,859                851                                31,710
                                                -------------      -------------      -------------      -------------


Operating expenses  .........................          25,256              1,763              1,322   (d)       28,341
                                                -------------      -------------      -------------      -------------

Income (loss) from operations  ..............           5,603               (912)            (1,322)             3,369

Total interest and other income, net  .......             991                 10               (481)  (e)          520
                                                -------------      -------------      -------------      -------------


Income (loss) before taxes  .................           6,594               (902)            (1,803)             3,889
Income tax provision (benefit)  .............           2,461                 (7)              (179)  (e)        2,275
                                                -------------      -------------      -------------      -------------
Net income (loss)  ..........................   $       4,133      $        (895)     $      (1,624)     $       1,614
                                                =============      =============      =============      =============



Net income per share:
  Basic  ....................................   $         .29                                            $        .10
  Diluted  ..................................   $         .27                                            $        .09

Shares used in computing earnings per share:
  Basic  ....................................          14,043                                                  16,443
  Diluted  ..................................          15,140                                                  17,540

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

                         Interpore International, Inc.
     Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

     The unaudited pro forma condensed combined financial statements give effect to the acquisition by Interpore International, Inc. ("Interpore") of American OsteoMedix Corporation ("AOM"). This acquisition (the "Transaction") was completed on July 10, 2001.

     The accompanying unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2001 presents the unaudited pro forma financial condition of Interpore as if the Transaction had occurred as of June 30, 2001. The accompanying unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2001 and for the year ended December 31, 2000 present unaudited pro forma operating results for Interpore as if the Transaction had occurred as of the beginning of the periods presented.

     The unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments represent Interpore's preliminary determination of the necessary adjustments and are based upon certain assumptions Interpore considers reasonable under the circumstances. Final amounts may differ from those set forth below. The unaudited pro forma financial information presented does not consider any future events which may occur after the Transaction.

     THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE TRANSACTION BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF FUTURE OPERATING RESULTS OR THE FINANCIAL POSITION OF INTERPORE FOLLOWING THE TRANSACTION.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements of Interpore and the related notes thereto contained in (i) Interpore's Annual Report on Form 10-K for the year ended December 31, 2000, and (ii) Interpore's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.


2. Pro Forma Assumptions

     The purchase price of AOM consisted of the payment of approximately $7.9 million in cash (of which $500,000 was placed into escrow) and the issuance of approximately 2.4 million shares of Interpore common stock having a value of approximately $12.2 million. In addition, Interpore agreed to pay the AOM shareholders a pro rata share of up to $5 million, contingent upon Interpore's sales of AOM product systems following the Transaction. Any such additional consideration paid will be allocated to goodwill in accordance with APB 16, FIN 44 and EITF 95-8, Accounting for Contingent Consideration Paid to Shareholders of an Acquired Enterprise in a Purchase Business Combination.

     Accordingly, the cost of the Transaction for purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, including the purchase price of approximately $20.2 million in cash and stock and estimated transaction costs of $500,000, totaled approximately $20.7 million. The estimated fair market value adjustments to the recorded values of the net assets acquired is immaterial, and therefore the $19.8 million excess of acquisition costs over the net assets acquired is being allocated to goodwill for purposes of the Unaudited Pro Forma Condensed Combined Financial Statements.

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 addresses financial accounting and reporting for business combinations and requires all business combinations to be accounted for using the purchase method. SFAS No. 141 is effective for any business combinations initiated after June 30, 2001. SFAS No. 142, effective for Interpore on January 1, 2002, addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination.

Goodwill and other intangible assets with indefinite lives will no longer be amortized but instead will be subject to impairment tests at least annually. Since the Transaction was completed after June 30, 2001, Interpore will not be amortizing the goodwill obtained in the acquisition of AOM in its actual results of operations, but will test the goodwill for impairment at least annually. However, since the periods presented in the Unaudited Pro Forma Condensed Combined Financial Statements are prior to the effective dates in SFAS Nos. 141 and 142, the goodwill is being amortized over a period of 15 years for pro forma purposes.


3. Pro Forma Adjustments

     The pro forma financial information reflects the following adjustments:

a) To record the issuance of common stock and the disbursement of cash in connection with the Transaction.

b) To record the preliminary allocation of the excess of acquisition costs over the net assets acquired to goodwill and to eliminate the equity accounts of AOM.

c)   To record the elimination of the $500,000 note payable by AOM to Interpore.

d) To record the amortization of goodwill acquired in the Transaction over a period of 15 years.

e) To record the estimated reduction in interest income that would have been generated had the cash portion of the purchase price been paid as of the beginning of the period presented and to record the related estimated tax effect of the adjustment.


4. Pro Forma Earnings Per Share

     Basic and diluted earnings per share for each period are calculated by dividing pro forma net income by the sum of (i) the shares used to calculate earnings per share in the historical period plus (ii) the approximately 2.4 million common shares which were issued in connection with the Transaction.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Interpore International, Inc.


Date:  August 21, 2001    By: /s/ Richard L. Harrison
                             --------------------------------------------
                             Richard L. Harrison
                             Sr. Vice President and Chief Financial Officer